SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Exxon Mobil Corporation

(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC

Engine No. 1 LP

Engine No. 1 NY LLC

Christopher James

Charles Penner

Gregory J. Goff

Kaisa Hietala

Alexander Karsner

Anders Runevad

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 Engine No. 1 LLC ("Engine No. 1") has added the following quotations to a “splash” page on its website  www.ReenergizeXOM.com. Engine No. 1 has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein:

“What was so notable about the sudden appearance of Engine #1 as an ExxonMobil activist shareholder, late last year, was the quality of their nominees. The other thing, embarrassed me, for being remiss as an analyst for not registering this, that the ExxonMobil board had nobody with oil experience, much less senior management experience of the entire hydrocarbon value chain. And XOM stock had performed abysmally to the terrible lows, the 10%+ yield of 2020 when debt was ballooning unsustainably.” –Sankey Research (May 20, 2021)

“Fresh voices are needed in Exxon’s boardroom. Shareholders should back the rebel motion.” – Financial Times Lex (May 20, 2021)

“We are supporting Engine No 1’s slate of candidates because they bring transformative industry experience to the table and hold out hope that it is not too late to turn the tide at Exxon and improve its performance,” said New York State Comptroller Thomas DiNapoli. – Reuters (April 23, 2021)

“While Exxon claims to have evolved its strategy and maintained its historical leadership position among oil majors, our review finds the company’s competitive position and financial returns have eroded, and its stated strategy to address the underlying reasons for this diminished performance is generally insufficient,” Glass Lewis said in its report late Monday.”– Bloomberg (May 18, 2021)

“Institutional Shareholder Services Inc., said it agreed with the first time activist’s arguments that more independent industry expertise was needed on the board to help improve its performance and guide Exxon through its energy transition plans. It urged investors to support three of Engine No. 1’s nominees.” – Bloomberg (May 18, 2021)

Anne Simpson, Managing Investment Director, Board Governance & Sustainability, noted that “It’s carpe diem for investors. As fiduciaries we need not only to request but require that companies in the cohort of systemically important carbon emitters drive emissions to net zero in order to manage risk and create value. Where boards are unwilling or unable to make this happen, it’s time for change. That is how capitalism is intended to work.” – Forbes (May 18, 2021)

“We don’t believe there has been a change in the board’s longer-term thinking - fresh and independent board views are essential,” said John Hoeppner of Legal & General – Forbes (May 18, 2021)

Important Information

Engine No. 1 LLC, Engine No. 1 LP, Engine No. 1 NY LLC, Christopher James, Charles Penner (collectively, “Engine No. 1”), Gregory J. Goff, Kaisa Hietala, Alexander Karsner, and Anders Runevad (collectively and together with Engine No. 1, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of WHITE proxy to be used in connection with the solicitation of proxies from the shareholders of Exxon Mobil Corporation (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s shareholders and is, along with other relevant documents, available at no charge on Engine No.1’s campaign website at https://reenergizexom.com/materials/ and the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on March 15, 2021. This document is available free of charge from the sources described above.